EXHIBIT 10.17

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made effective this 2nd day of January, 2008 by and between Odyssey Marine Exploration, Inc., (“Odyssey”), of 5215 West Laurel Street, Tampa, FL, 33607, and John C. Morris (“Morris”), together referred to as the “Parties.”

WHEREAS,

A.	Morris served as President and Chief Executive Officer of Odyssey since May 1994 (with a hiatus for medical treatment from November 2005 until July 2006) and has served as Chairman of the Board of Directors since May 1994 and as Co-Chairman since February 24, 2006; and

B.	The Parties mutually desire to transition Morris from his current status as an officer and director to that of an independent consultant as of January 3, 2008, and further agree that Morris has earned and will be paid his full bonus for 2007 as determined by the Compensation Committee of the Company; and

C.	Odyssey desires to have the services of Morris in the capacity of Consultant and to restrict Morris from competing with Odyssey; and

D.	Morris is willing to provide such services and not compete with Odyssey based on the consideration and the terms described herein.

Therefore, the parties agree as follows:

1. TERMINATION OF EMPLOYMENT. The Parties agree that on and including January 3, 2008, Morris will no longer be employed by or be a Director of Odyssey Marine Exploration, Inc. or any of Odyssey’s subsidiary or related corporations. The Parties further agree that on or by January 10, 2008, Morris shall be paid a cash separation payment of $325,000.00.

2. 2007 BONUS PAYMENT. The Parties agree that Morris has earned a bonus for the year ended December 31, 2007, as determined by the Compensation Committee. Such bonus will be paid no later than February 28, 2008 and may be paid by cash or a combination of cash and a stock award from the Company’s 2005 Stock Incentive Plan as determined between the Parties, provided shares are available in the Plan for such an award.

3. STOCK OPTIONS. Morris holds an option to purchase 112,500 shares of Odyssey’s common stock, par value $0.0001 per share, at an exercise price of $3.50 per share which designated options were granted to Morris on June 28, 2006 pursuant to the Company’s 2005 Stock Incentive Plan; and an option to purchase 250,000 shares of Odyssey’s common stock, par value $0.0001 per share, at an exercise price of $5.00 per share, which designated options were granted to Morris on February 6, 2007 pursuant to the Company’s 2005 Stock Incentive Plan.

The Parties understand and agree that all Morris’ outstanding options in Odyssey which have not vested prior to the close of business on December 31, 2007, shall vest on January 2, 2008. Expiration dates and other conditions regarding the options will be governed by the language in the individual option grants; provided, however, that the Compensation Committee, upon acceptance of this Transition Agreement, grants to Morris an extension of time to exercise all of his stock options at any time on or before their scheduled expiration dates.

4. TRANSITION AND DUTIES OF CONSULTANT. Beginning on January 3, 2008, Morris, pursuant to the terms of this Agreement, shall perform services for Odyssey as an independent consultant. Odyssey agrees to include Morris in its listing of directors and officers on the company’s website and in its publications as “Chairman Emeritus and Co-Founder.” Morris’ duties as an independent consultant shall include the following:

A.	Develop financial plans to meet Odyssey’s cash flow needs;

B.	Consult regarding strategic planning; and

C.	Explore and develop potential business relationships;

5. TERM AND TERMINATION. The term of this Agreement shall be three years beginning on January 3, 2008 and ending on December 31, 2010 (the “Consulting Period”). Upon written agreement of both Parties prior to or at the termination of this Agreement, the term of this Agreement may be extended. In the event of a Change of Control, termination of the Agreement by Morris for Cause, or the death of Morris during the Consulting Period, Odyssey shall, within forty-five (45) days thereafter, pay to Morris, or Morris’ estate in the event of his death, in cash an amount equal to the product of the number of months remaining in the Consulting Period and Twenty-Seven Thousand, Eighty-Three and 33/100 Dollars ($27,083.33).

The Agreement may be terminated at any time upon mutual agreement by both Parties or by either Party for Cause with thirty (30) days written notice to the other Party. Odyssey may terminate Morris for “Cause” if Morris (i) engages in willful, intentional, reckless, or grossly negligent misconduct the purpose or effect of which is to materially and adversely affect Odyssey; (ii) knowingly and without authorization takes Company funds or property; or (iii) is convicted of, or enters a plea of guilty or no contest to, a felony involving moral turpitude or materially violates any federal or state securities law. Morris may terminate this Agreement for “Cause” if Odyssey fails to make any of the compensation, benefit, expense, indemnification, insurance or other payments provided for in Sections 5, 6, or 14 below.

“Change in Control” means the occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group of beneficial ownership of more than 50% of the total outstanding voting power of capital stock of Odyssey in respect of the general power to elect directors; (ii) during any two consecutive years, individuals who at the beginning of the period constituted Odyssey’s board of directors (together with individuals elected to the board with the approval of at least 66 2/3% of the directors then still in office who were either directors at the beginning of the period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board then in office, provided however, that the current approved additions of Brad Baker and Mark Gordon to the Board and resignation of Morris from the Board are considered to have occurred prior to any period under which this determination is made; and (iii) (A) Odyssey consolidates with or merges into another entity or sells all or substantially all of its assets to any individual or entity, or (B) any corporation or other entity consolidates with or merges into Odyssey, which in either event (A) or (B) is pursuant to a transaction in which the holders of Odyssey’s voting capital stock in respect of the general power to elect directors immediately prior to the transaction do not own, immediately following such transaction, at least a majority of the voting capital stock in respect of the general power to elect directors of the surviving corporation or the person or entity which owns the assets so sold. The terms “group” and “beneficial ownership” have the meanings ascribed to them in the Securities Exchange Act of 1934, as amended, and rules promulgated by the Securities and Exchange Commission thereunder (except that an individual or entity will be deemed to be the beneficial owner of all shares that the individual or entity has the right to acquire without the happening or failure to happen of a material condition or contingency, other than the passage of time).

6. COMPENSATION OF CONSULTANT.

(a) Compensation for Consultation Services.

(i) During each calendar year of the Consulting Period, Morris shall be entitled to compensation in an amount equal to the greater of (A) Three Hundred and Twenty-Five Thousand Dollars ($325,000.00); or (B) four percent (4.0%) of the aggregate value of any equity financing, sale or acquisition of assets, or new business venture or project obtained or consummated by Odyssey during the year (the “aggregate value of financing transactions”). The sum of all payments will be referred to as “Consulting Payments.”

(ii) During each year of the Consulting Period, Consulting Payments will be payable as follows: Odyssey shall pay to Morris the sum of Twenty-Seven Thousand, Eighty-Three and 33/100 Dollars ($27,083.33) within 10 days of the last day of each calendar month beginning January 1, 2008 (the “Monthly Payment”). Within 10 days of receipt of proceeds from any financing transaction from which Morris is entitled to be compensated, Morris shall be paid an amount equal to the percent of the funds received, as determined in the previous sub-paragraph, less the sum of all Monthly Payments made since the most recent Consulting Payment during the year. No further Monthly Payments will be made for a calendar year in which total compensation paid to Morris under this Agreement exceeds $325,000. To the extent that Morris has not received the full amount to which he is entitled pursuant to Section 6(a)(i) during any calendar year of the Consulting Period, such sum shall be paid to Morris no later than January 10 of the year following the most recently completed calendar year.

(iii) Morris shall be entitled to such additional compensation, based upon his efforts and performance in carrying out his duties under this Agreement, as the Board of Directors in its sole discretion shall determine.

(b) Insurance.

In addition, during the Consulting Period, Morris shall remain covered, at Odyssey’s expense, under Odyssey’s health, dental or other medical insurance plans. Morris’s dental coverage and any coverage for his wife shall be at Morris’s expense, pursuant to Odyssey’s existing health and benefits policies. If, at any time during the Consulting Period, Morris becomes ineligible under any of Odyssey’s health, dental or other medical insurance plans, Odyssey shall pay Morris’ premium payments for COBRA medical and dental coverage for the maximum COBRA period and, thereafter, through the end of the Consulting Period, Odyssey shall provide alternative insurance coverages as substantially similar as possible to those provided under Odyssey’s plans.

7. CONSULTANT EXPENSES. Odyssey will reimburse Morris for reasonable “out-of-pocket” expenses in accordance with Odyssey’s policies in effect from time to time in connection with providing the services hereunder. Such expenses shall include, but not be limited to, cellular telephone and e-mail services. Odyssey shall provide Morris with office space and secretarial and other administrative services as reasonably requested by him in the performance of his duties under this Agreement.

8. CONFIDENTIALITY. Morris recognizes that he has and will have information regarding the following: products, prices, costs, discounts, future plans, business affairs, processes, trade secrets, technical matters, customer lists, research, projects, product design, copyrights and other vital information (collectively, “Information”) which are valuable, special and unique assets of Odyssey. Morris agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party except for the purpose of fulfilling his obligations as Consultant hereunder. If Morris deems it necessary to disclose Information to a third party in furtherance of his duties hereunder, he shall first obtain the approval of Odyssey and an appropriate nondisclosure agreement from any party to whom the Information is to be disclosed. Morris acknowledges and understands that a violation of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

9. MATERIAL NON PUBLIC INFORMATION – INSIDER TRADING. Morris acknowledges that during the course of the work conducted prior to and pursuant to this Agreement he may have or may come into possession of “material non-public information” as defined by the State and Federal Securities Laws. Morris agrees to keep all such information confidential and understands that the release of such information or the trading in the Company’s securities while in possession of such information may constitute a federal crime. Morris acknowledges that he has been furnished a copy of Odyssey’s INSIDER TRADING POLICY and that he understands and will comply with the provisions of the policy.

10. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Morris has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain him from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages (as well as Odyssey’s termination of this agreement, pursuant to paragraph 5 above).

11. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. With the exception of material, non public information which may never be disclosed by Morris, the confidentiality provisions of this Agreement shall survive this Agreement and shall remain in full force for three (3) years following the termination of the Agreement.

12. NON-COMPETE AGREEMENT. Morris agrees and covenants that during the Consulting Period, he will not directly or indirectly engage in any activity related to shipwreck search and recovery, shipwreck financing (including the sale, marketing or collateralization of shipwreck artifacts or the promotion of investment products related to shipwreck artifacts or coins), or shipwreck attraction business not affiliated with Odyssey. This covenant shall apply to shipwreck businesses worldwide. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming a Consultant to any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of a third party that is engaged in such business. Since the nature of Morris’s services are not strictly related to shipwreck businesses, Morris agrees that this non-compete provision will not adversely affect his livelihood. Notwithstanding the foregoing, if Odyssey fails to make any compensation, benefit, expense, indemnification, insurance or other payments provided for in Sections 5, 6, or 14 of this Agreement within forty-five (45) days following the date such payment is due, Morris shall be relieved of the non-compete restrictions contained in this Section 11.

13. NON-INTERFERENCE. Morris agrees and covenants for the duration of this Agreement not to actively recruit employees or consultants of Odyssey for employment or for contract with any business, including businesses in which he may now have or may subsequent to this Agreement obtain an interest, or for or on behalf of any other individual or business including those unrelated to this Agreement, unless specifically approved in advance by Odyssey.

14. RELEASE OF CLAIMS. In exchange for the consideration described herein, the sufficiency of which is hereby acknowledged, except as set forth in Section 14 below, Morris hereby releases Odyssey from any and all claims which he has or may have against Odyssey as of the date of execution of this Agreement.

15. CONTINUING ODYSSEY INDEMNIFICATION. During the Consulting Period, Odyssey shall continue to protect, defend, indemnify and hold Morris harmless from any and all claims and liabilities incurred by him to the same extent that Odyssey was obligated to provide such indemnification (including without limitation, advancement of attorneys’ fees and other expenses, and costs of settlement) in connection with his services as an officer and director of Odyssey prior to the Consulting Period, whether pursuant to the terms of its articles of incorporation, bylaws, resolutions of he board of directors, company policies or Officer/Director Indemnification Agreements in effect at the time of execution of this Agreement.

Odyssey agrees that, for a continuous period of six (6) years from the date hereof, it shall maintain directors’ and officers’ liability insurance covering Morris in such amount as currently in effect, increased as necessary so that insurance coverage is similar to that for publicly-traded companies of comparable size and international scope of operations, to the extent such insurance coverage is reasonably commercially available.

Upon a reasonable showing by Morris that his interests or defenses in connection with any investigation, litigation, arbitration, enforcement or regulatory action or proceeding brought by the Securities and Exchange Commission, any self-regulatory organization or any other state, federal or foreign securities regulatory or law enforcement commission, agency or other governmental or quasi-governmental authority are different than those of Odyssey, Morris shall have the right to select and engage, at Odyssey’s expense, his own counsel for legal representation in connection with any investigation, litigation, arbitration, enforcement or regulatory action or other proceeding.

16. INABILITY TO CONTRACT FOR ODYSSEY. Morris, as Consultant, shall not have the right to make any contracts or commitments for or on behalf of Odyssey without first obtaining the express written consent of Odyssey.

17. COMPLIANCE WITH ODYSSEY’S POLICIES AND PROCEDURES. Odyssey shall provide Morris with copies of all of its general policies and procedures, as the same shall be amended from time to time, and Morris agrees to comply with all of such general policies and procedures to the extent applicable to his activities pursuant to this Agreement.

18. RETURN OF PROPERTY. Within thirty (30) days of execution of this Agreement, Morris shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under his control which is Odyssey’s property or related to Odyssey’s business. Upon termination of this Agreement, Morris shall deliver all property as described above, to Odyssey of which he may have come into possession or control during the term of this Agreement. Any separate confidentiality or proprietary rights agreement signed by Morris shall govern such obligation. Notwithstanding the forgoing, Morris shall be allowed to retain any computers, computer equipment, cellular telephones and other property necessary to perform his consulting obligations to Odyssey during the Consulting Period.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written except as contained or referred to herein. This Agreement supersedes any prior written or oral agreements between the parties.

20. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

21. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23. APPLICABLE LAW, ARBITRATION AND JURISDICTION. This Agreement shall be governed by the laws of the State of Florida. The Parties agree that any disputes arising from or in connection with this Agreement shall be decided by binding arbitration which shall be conducted, upon request by either Party, in Tampa, Florida, before one arbitrator designated by the

American Arbitration Association (the “AAA”), in accordance with the terms of the Commercial Arbitration Rules of the AAA. The prevailing party shall be entitled to reasonable attorneys’ fees and costs. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

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Odyssey Marine Exploration, Inc.			John C. Morris

By:	/s/ Mark D. Gordon		By:	/s/ John C. Morris
	MARK D. GORDON	DATE		JOHN C. MORRIS, INDIVIDUALLY	DATE
PRESIDENT

By:	/s/ David J. Bederman
	DAVID J. BEDERMAN	DATE
LEAD DIRECTOR AND CHAIRMAN, COMPENSATION COMMITTEE

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